PBF Energy Inc.
1 Sylvan Way, 2nd fl.
Parsippany, NJ 07054
PH 973-455-7500
www.pbfenergy.com
December 7, 2022

Karen B. Davis

Dear Karen:

On behalf of PBF Energy Inc. (the “Company”), I am pleased to offer you the position of Interim Chief Financial Officer of the Company (“Interim CFO”) during the Company’s search for a permanent Chief Financial Officer. This letter agreement (the “Agreement”) sets forth the terms of your employment as Interim CFO and is effective as of January 1, 2023 (the “Start Date”).

1. Position.

(a) In your position as Interim CFO, you will report to the Chief Executive Officer of the Company. You agree to work out of the Company’s headquarters office in Parsippany, New Jersey.

(b) The Interim CFO position is a full-time position. While you render services to the Company as Interim CFO, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Term. The parties anticipate that the term of your appointment as Interim CFO will not exceed twelve (12) months unless extended by mutual written agreement (such actual employment period, the “Employment Term”). Notwithstanding the foregoing, your employment is “at will,” and may be terminated by you or the Company at any time with or without cause or with or without advance notice. You will continue as a member of the Board of Directors through December 31, 2022 and you will continue to be compensated for that service. You will resign your service on the Board while you are acting as Interim CFO.

3. Compensation and Benefits.

(a) Salary. Effective as of the Start Date, you will be paid a salary of $13,125 per week (approx. $52,500 on a monthly basis), less required deductions and tax withholdings and prorated for partial weeks. Your salary will be payable bi-weekly pursuant to the Company’s regular payroll policy.

(b) Benefits. While you are an employee, you will be eligible to participate in the Company’s standard suite of health and welfare benefits made available to its senior executive officers.

Ms. Karen B. Davis, December 7, 2022
4. Expenses. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services as Interim CFO on behalf of the Company, and will provide you with temporary furnished housing in Parsippany, New Jersey, in accordance with applicable Company policies and guidelines.

5. Indemnification. The Company shall indemnify you with respect to activities in connection with your employment hereunder to the fullest extent provided by applicable law, and pursuant to the terms and conditions of any indemnification agreement entered with the Company. You will also be named as an insured in your capacity as Interim CFO of the Company on the director and officer liability insurance policy currently maintained or as may be maintained by the Company from time to time. The cost of such coverage will be borne by the Company.

6. Required Employment Forms. You will be required, as a condition of your employment with the Company, to sign all of the Company’s standard forms applicable to new employees (including, but not limited to, the Company’s employee confidentiality agreement).

7. Governing Law and Interpretation. This letter agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of New York, notwithstanding any choice of law provisions otherwise requiring application of other laws. It shall be interpreted according to the fair meaning of the terms herein and not strictly in favor of, or against, either party.

8. Miscellaneous. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. This Agreement sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This Agreement may not be modified or amended except by a written agreement, signed by an officer of the Company.

We are all delighted to be able to extend you this offer. To indicate your acceptance of the Company’s offer, please sign and date this Agreement in the space provided below and return it to me.

Very truly yours,
/s/ Thomas Nimbley
Thomas Nimbley
Chairman of the Board of Directors and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Karen B. Davis
Karen B. Davis